SCHEDULE 14A INFORMATION

Proxy Statement  Pursuant  to  Section 14(a)  of  the  Securities
Exchange Act of 1934



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Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to S240.1a-11(c) or S240.1a-12


                          Taco Cabana, Inc.
           ----------------------------------------------
          (Name of Registrant as Specified In Its Charter)



               ----------------------------------------
              (Name of Person(s) Filing Proxy Statement)

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[ ]  Check box if any  part of the fee  is offset as provided  by
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Notes:









                          Taco Cabana, Inc.
                     8918 Tesoro Dr., Suite 200
                      San Antonio, Texas  78217


              Notice of Annual Meeting of Stockholders
                           August 14, 1996


TO THE STOCKHOLDERS OF
TACO CABANA, INC.:

     Notice is hereby given that the 1995 Annual Meeting of Stockholders of Taco Cabana, Inc., a Delaware corporation (the "Company"), will be held at the Wyndham Hotel, 9821 Colonnade Blvd., San Antonio, Texas, on Wednesday, August 14, 1996, at 10:00 a.m., Central Daylight Time for the following purposes:

    To elect four directors.

    To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on Wednesday, July 10, 1996 as the record date for the determination of stockholders entitled to vote at the meeting.

     We hope that you will be able to attend the meeting in person, but if you are unable to do so, please fill in, sign and promptly mail back the enclosed proxy form, using the return envelope provided. If for any reason you should subsequently change your plans, you can of course revoke the proxy at any time before it is actually voted.

                         BY  ORDER  OF  THE  BOARD   OF DIRECTORS


                         /s/ DAVID G. LLOYD
                         -----------------------
                         David G. Lloyd
                         Secretary


San Antonio, Texas
July 19, 1996.








                          TACO CABANA, INC.
                           PROXY STATEMENT
               FOR THE ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD AUGUST  14, 1996

                             THE MEETING

     This Proxy Statement is furnished to the stockholders of Taco Cabana, Inc., a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held Wednesday, August 14, 1996 (the "Meeting"). This Proxy Statement, the accompanying proxy, and the Company's Annual Report are being sent or given to the stockholders of the Company on or about July 19, 1996.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's Common Stock is necessary to constitute a quorum at the Meeting. Pursuant to applicable Delaware law, only votes cast "for" a matter constitute affirmative votes. Votes "withheld" or abstaining from voting are counted for quorum purposes, but since they are not cast "for" a particular matter, they will have the same effect as negative votes or votes "against" a particular matter. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held on the record date.

     Proxies in the form enclosed will be voted at the Meeting, if properly executed, returned to the Company prior to the Meeting and not revoked. A proxy may be revoked at any time before it is voted by giving written notice of revocation to the Secretary of the Company prior to the convening of the Meeting, or by presenting another proxy card with a later date. If you attend the Meeting and desire to vote in person, you may request that your previously submitted proxy card not be used.

     The record date for stockholders entitled to vote at the Meeting is July 10, 1996. At the close of business on July 10, 1996, the Company had issued and outstanding and entitled to vote at the Meeting 15,697,162 shares of Common Stock. As of July 10, 1996, the directors and executive officers of the Company and their affiliates owned a total of 358,873 shares of the Company's Common Stock, or approximately 2.3% of the total number of shares outstanding and entitled to vote at the Meeting.




                       PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information concerning the beneficial ownership of the Company's Common Stock as of July 1, 1996, by: (i) each person known by the Company to be the beneficial owner of more than 5% of its Common Stock, (ii) each named executive officer of the Company, (iii) each director of the Company, and (iv) all directors and officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.


                                  Shares Beneficially Owned
        Name                         Number       Percent

     Stephen V. Clark (1)            40,000          *

     James A. Eliasberg(2)          167,750         1.1%

     David G. Lloyd(3)                6,800          *

     William J. Nimmo                 3,817          *

     Richard Sherman(4)              60,003          *

     Cecil Schenker(5)               80,503          *

     Massachusetts Financial
       Services Co. (6)           1,264,630         8.1%

     Smith Barney Mutual Funds
       Management, Inc.,
       Smith Barney Inc.,
       Smith  Barney   Holdings
       Inc.,
       Travelers Group Inc. (7)   2,845,651        18.1%

     All directors and officers
       as a group (6 persons)(8)    358,873         2.2%

     ----------------------
     * Less than 1%.



(1) Includes 40,000 shares subject to presently exercisable options (or those exercisable within 60 days). Excludes 160,000 shares issuable pursuant to options which are not currently exercisable (or exercisable within 60 days).
(2) Includes 83,000 shares subject to presently exercisable options (or those exercisable within 60 days). Excludes 166,000 shares issuable pursuant to options which are not currently exercisable (or exercisable within 60 days).
(3) Includes 5,000 shares issuable pursuant to presently exercisable options (or those exercisable within 60 days). Excludes 95,000 shares issuable pursuant to options which are not currently exercisable (or exercisable within 60 days).
(4) Represents shares subject to presently exercisable options (or those exercisable within 60 days). Excludes 34,000 shares issuable pursuant to options which are not currently exercisable (or exercisable within 60 days).
(5) Represents shares subject to presently exercisable options (or those exercisable within 60 days). Excludes 34,000 shares issuable pursuant to options which are not currently exercisable (or exercisable within 60 days).
(6) Based upon Schedule 13G, filed jointly in February 1996, indicating beneficial ownership as stated in the table, and shared dispositive power as to all shares beneficially owned. Included in the joint filing were Massachusetts Financial
     Services Company ("MFS"), indicating beneficial ownership of 1,264,630 shares and sole dispositive power as to 1,264,630 shares and MFS Series Trust II - MFS Emerging Growth Fund ("MEG"), indicating 962,395 shares beneficially owned by MFS as well as MEG. Address: 500 Boylston Street, Boston, Massachusetts 02116.
(7) Based on Schedule 13G, filed jointly in October 1995, and amended in January 1996, indicating beneficial ownership as stated in the table. Included in the joint filing were Smith Barney Mutual Funds Management Inc. ("MFM"), indicating shared voting and dispositive power as to 1,200,000 shares, and sole voting and dispositive power as to 0 shares; Smith Barney Inc. ("SB"), indicating shared voting and dispositive power as to 1,645,651 shares, and sole voting and dispositive power as to 0 shares; Smith Barney Holdings Inc. ("SB Holdings"), indicating shared voting and dispositive power as to 2,845,651 shares, and sole voting and dispositive power as to 0 shares; and Travelers Group Inc. ("TRV"), indicating shared voting and dispositive power as to 2,845,651 shares, and sole voting and dispositive power as to 0 shares. Address: 388 Greenwich Street, New York, New York 10013.
(8) Includes 253,506 shares subject to presently exercisable options (or those exercisable within 60 days). Excludes 504,000 shares issuable pursuant to options which are not currently exercisable (or exercisable within 60 days).



                              PROPOSAL
                       ELECTION OF DIRECTORS


  At the Annual Meeting four directors are to be elected by plurality of the votes cast by the holders of the shares of outstanding Common Stock of the Company. Under applicable Delaware law, in tabulating the vote, broker nonvotes will be disregarded and have no effect on the outcome of the vote. Each outstanding share of Common Stock entitles the holder thereof to one vote with respect to the election of the four director positions to be filled at this meeting. The nominees for director are Stephen V. Clark, William J. Nimmo, Richard Sherman and Cecil Schenker. All of the nominees are presently directors of the Company. For information concerning the backgrounds of such nominees, see "Directors and Executive Officers" below.

  The enclosed Proxy, if properly signed and returned will be voted FOR the election of these four nominees unless authority to vote is withheld. The Board of Directors has no reason to believe that any of such nominees will be unable to serve if elected. In the event any of such nominees become unavailable for election, votes will be cast, pursuant to authority granted by the enclosed Proxy, for such substitute nominee as may be designated by the Board of Directors. All directors will hold office until the annual meeting of stockholders to be held in 1997 and until their successors have been duly elected and qualified, unless prior to such meeting a director resigns or his directorship otherwise becomes vacant.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE DIRECTOR NOMINEES.




                  DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company and their respective ages are as follows:


     Name                      Age     Position
     -----------------         ---     --------------------------
     Stephen V. Clark          42      President, Chief Operating
                                         Officer and Director

     James A. Eliasberg        38      Executive Vice President and
                                         General Counsel

     David G. Lloyd            33      Senior Vice President -
                                         Finance, Chief Financial
                                         Officer, Secretary and
                                         Treasurer

     William J. Nimmo          43      Director

     Richard Sherman           52      Director

     Cecil Schenker            54      Director



     Mr. Clark has served as the Company's President, Chief Operating Officer and as a Director since April 24, 1995. Prior to that, Mr. Clark was with Church's Chicken, a division of America's Favorite Chicken, for eighteen years with his final title having been Senior Vice President and Concept General Manager. He also served on the executive committee of America's Favorite Chicken and was on the Board of Directors of Church's Operators Purchasing Association. In his final position, Mr. Clark was primarily responsible for the day-to-day operations of over 1100 company-owned and franchised units with aggregate sales volume in excess of $600 million.

     Mr. Eliasberg has served as the Company's Executive Vice President and General Counsel since April 1995. From January 1991 to April 1995, Mr. Eliasberg served as the Company's Senior Vice President and General Counsel. Prior to that, Mr. Eliasberg was engaged in the private practice of law in Southern California at the law firms of Fierstein & Sturman (March 1989 to January 1991), Hill, Wynne, Troop & Meisinger (May 1986 to February 1989) and Jones, Day, Reavis & Pogue (October 1984 to March 1986). In addition to supervising all of the Company's legal affairs, Mr. Eliasberg's responsibilities include real estate, construction and franchise development. Mr. Eliasberg is a graduate of the University of Chicago law school.

     Mr. Lloyd joined the Company in October 1994 as  Vice President
- - Finance, Chief Financial Officer, Secretary and Treasurer and was promoted to Senior Vice President in May 1996. From August 1985 to October 1994, Mr. Lloyd served in various capacities with Deloitte & Touche (the Company's independent auditors), with his last position
being Senior  Audit  Manager.    Mr. Lloyd  is  a  certified  public
accountant.

     Mr. Nimmo has served as a director of the Company since November 1991. Mr. Nimmo has served as a Vice President of Prudential Equity Investors, Inc. since September 1989. For the ten years prior to that, Mr. Nimmo was a Vice President of J.P. Morgan & Co.

     Mr. Sherman has been a director of the Company since November 1991. Mr. Sherman is a private investor and retail consultant. Mr. Sherman served as President and Chief Executive Officer of Rally's, Inc. from September 1987 to January 1991. From August 1989 to January 1991, he also served as Chairman of the Board of Rally's, Inc. Mr. Sherman currently serves as a member of the Board of Trustees of Paul Quinn College in Dallas, Texas and as a director of Reed's Jewelers, Inc., 50-Off Stores, Inc. and Papa John's International, Inc.

     Mr. Schenker has been a director of the Company since January 1992. Mr. Schenker is a corporate securities attorney and is the managing partner of the San Antonio, Texas office of the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P., of which Mr. Schenker has been a partner, through his professional corporation, for more than the preceding five years. Akin, Gump, Strauss, Hauer & Feld, L.L.P. has regularly performed legal services for the Company. See "Compensation Committee Interlocks and Insider Participation". Mr. Schenker is also a director of 50-Off Stores, Inc.

     The Board of Directors has a compensation and stock option committee and an audit committee, each of which currently consists of William J. Nimmo, Richard Sherman and Cecil Schenker. The Board of Directors does not currently have a nominating committee. All directors serve for a term of one year and until their successors are duly elected. Each director, who is not also an employee of the Company, except William J. Nimmo, receives an annual retainer of $25,000, and an attendance fee of $2,500 per Board meeting for up to four meetings each year. All non-employee directors are reimbursed for their expenses. The Board of Directors met four times during 1995. Each incumbent director attended at least 75% of the aggregate number of Board meetings and meetings of Board committees, of which he was a member, held during 1995.

     The compensation and stock option committee monitors and makes recommendations to the Board with respect to compensation programs for officers and directors and administers the Company's Stock Option Plan. The compensation and stock option committee met two times during 1995.

     The audit committee considers the adequacy of the internal controls of the Company and the objectivity of financial reporting; meets with the independent certified public accountants and appropriate Company financial personnel about these matters; and recommends to the Board the appointment of the independent certified public accountants. The audit committee met two times in 1995.


Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a)  of  the  Securities Exchange  Act  of  1934,  as
amended (the "Exchange Act") requires each director and executive officer of the Company, and each person who owns more than 10% of a registered class of the Company's equity securities to file by specific dates with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of change in ownership of Common Stock and other equity securities of the Company. Officers, directors and 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. The Company is required to report in this report any failure of its directors and executive officers to file by the relevant due date any of these reports during the Company's fiscal year.

     To the Company's knowledge, all Section 16(a) filing requirements applicable to the Company's officers, directors and 10% stockholders were complied with, except for one late filing as to a Form 3 for Stephen V. Clark.




                     EXECUTIVE COMPENSATION

  Executive compensation is set at levels which are sufficiently competitive with companies of similar size and type to permit the Company to attract and retain the best possible individuals. Compensation is structured to provide incentives for executive officer performance that results in continuing improvements in the Company's financial results, over both the short term and the long term. Compensation is also designed to align the interests of the Company's executives and its shareholders by providing for payment of a significant portion of incentive compensation in the form of stock options. Moreover, each executive officer's compensation is based upon both individual and Company performance.

  As may be seen from the Summary Compensation Table included on page 7, the compensation of executive officers consists of three principal parts, each of which is reviewed regularly by the committee.

  Salaries shown in the Summary Compensation Table represent the fixed portion of compensation for executive officers for the year. Changes in salary depend upon Company as well as individual performance.

  The bonuses shown in the Summary Compensation Table are paid in cash to executive officers and depend upon the financial and strategic accomplishments of the Company. The Committee also has discretion to modify the bonus based upon individual performance, including the individual's progress in implementing the Company's goals.

  The third principal component of compensation arises from the Company's grant of stock options to executive officers (the Company's Stock Option Plan actually covers several levels of employees). The Committee sets the number of options to be granted based on a variety of factors, including, principally, salary grade, Company and individual performance and individual levels of stock ownership. All options under the Plan are granted at fair market value, and therefore any value which ultimately accrues to executive officers is based entirely on the Company's performance, as perceived by investors who establish the price for the Company's Common Stock.

  In April 1995, the Company appointed Stephen V. Clark as its new President. A written employment agreement entered into at the time of his appointment served as the principal basis of Mr. Clark's compensation. Such agreement provided for an annual base salary of $200,000, a discretionary bonus (with a minimum of $50,000 to be awarded for the partial 1995 year), and a prospective grant of an option to acquire 200,000 shares of common stock (which grant was effected on June 6, 1995 at an exercise price of $5.19). Mr. Clark received a salary of $152,455 and a bonus of $50,000 in 1995. In awarding Mr. Clark such bonus, the committee noted his achievements in structuring and implementing a plan to reverse the adverse trends in the Company's operating results. In 1996, Mr. Clark's bonus will be based upon the Company's attainment of certain financial and strategic goals.

  A  written  employment  agreement  was  the  basis  for  the  1995 compensation of Richard Cervera, the Company's Chief Executive Officer until his termination in June 1995. Mr. Cervera received no bonus or options in 1995. In connection with the termination of service to the Company, Mr. Cervera and the Company entered into a severance agreement and mutual release pursuant to which Mr. Cervera received a severance payment of $151,000. The severance agreement further provided for accelerated vesting of previously granted options for 81,000 shares of Common Stock. In June 1995, Mr. Cervera forfeited the 200,000 stock options granted to him in 1994.

Respectfully submitted,
THE COMPENSATION AND STOCK OPTION  COMMITTEE
Richard Sherman, William J. Nimmo, Cecil Schenker






                     Executive Compensation

     Summary Compensation Table. The following table sets forth certain information concerning the compensation earned during the Company's last three fiscal years by the Company's Chief Executive Officer and the Company's other executive officers (collectively the "named executive officers"):



                        Summary Compensation Table

                Annual Compensation            Long-Term Compensation
           --------------------------------   -------------------------
                                                   Awards       Payouts
                                              ----------------  -------
                                     Other             Securi-
                                     Annual  Restrict-   ties            All Other
                                     Compen-     ed    Underly-   LTIP    Compen-
Name and     Fiscal  Salary   Bonus  sation    Stock     ing     Payouts   sation
Principal     Year    ($)      ($)   ($)(1)   Award(s) Options/             ($)
Position                                                 SARs     ($)
                                                         ($)      (#)
- ----------------------------------------------------------------------------------
Stephen V.     1995  152,455  50,000    -        -     200,000    -         -
Clark,         1994     -       -       -        -        -       -         -
President      1993     -       -       -        -        -       -         -
and Chief
Operating
Officer (2)
- ----------------------------------------------------------------------------------
James A.       1995  175,025    -       -        -     200,000    -         -
Eliasberg,     1994  135,000    -       -        -      25,000    -         -
Executive      1993  109,769    -       -        -        -       -         -
Vice
President
and General
Counsel
- ----------------------------------------------------------------------------------
David G.       1995  117,605    -       -        -     75,000     -         -
Lloyd,         1994   15,769    -       -        -     25,000     -         -
Senior Vice    1993     -       -       -        -        -       -         -
President,
Chief
Financial
Officer,
Secretary
and Treasurer
(3)
- ----------------------------------------------------------------------------------
Richard       1995   113,803    -       -        -        -       -     151,000(4
Cervera,      1994   300,000    -       -        -     200,000    -         -
Former        1993   209,539    -       -        -        -       -         -
President
and Chief
Executive
Officer (4)
- ----------------------------------------------------------------------------------



(1) Certain of the Company's executive officers receive personal benefits in addition to salary; however, the Company has concluded that the aggregate amounts of such personal benefits do not exceed the lesser of $50,000 or 10% of annual salary and bonus reported for any named executive officer.

(2)  Mr. Clark joined the Company in April 1995.

(3)  Mr. Lloyd joined the Company in October 1994.

(4) Mr. Cervera served as the Company's President until April 1995 and as its Chief Executive Officer until June 1995. In connection with Mr. Cervera's termination of service to the Company, Mr. Cervera and the Company entered into a severance agreement and mutual release pursuant to which Mr. Cervera received a severance payment of $151,000. The severance agreement further provided for accelerated vesting of previously granted options for 81,000 shares of Common Stock. Mr. Cervera has agreed not to participate in any manner, for two years following August 3, 1995, in any business which owns a Mexican food restaurant offering drive-thru service within a two and one-half mile radius of any of Taco Cabana's Mexican restaurants, provided however, Mr. Cervera continues to retain certain franchise rights.



     Employment Agreements. The Company has written employment agreements with Stephen Clark and James Eliasberg. The Company's agreement with Mr. Clark expires in April 1998. Mr. Clark receives a base salary of $200,000 per year during the term of his contract. Additionally, Mr. Clark will be paid a bonus based on the Company's achievement of certain performance goals. Pursuant to such agreement, Mr. Clark has agreed not to participate in any manner, during his term of employment and for two years thereafter, in any business which owns a Mexican fast food restaurant or Mexican "quick service" restaurant in the continental United States.

     The Company's agreement with Mr. Eliasberg expires in 1998. Mr. Eliasberg receives a base salary of $185,000 per year during the term of his contract. Additionally, Mr. Eliasberg will be paid a bonus based on the Company's achievement of certain performance goals. Pursuant to such agreement, Mr. Eliasberg has agreed not to participate in any manner, during his term of employment and for two years thereafter, in any business which owns a Mexican fast food restaurant or Mexican "quick service" restaurant in the continental United States.

Stock Option Plans and Directors' Options

     Under the Taco Cabana, Inc. 1990 Stock Option Plan (the "1990 Option Plan"), amended in August 1992, and the 1994 Stock Option Plan (the "1994 Option Plan") options to purchase up to 1,500,000 and 500,000 shares, respectively, of Common Stock may be granted to employees, outside directors and consultants and advisers of the Company or any subsidiary corporation or entity. The stock is intended to permit the Company to retain and attract qualified individuals who will contribute to its overall success. Shares that by reason of the expiration of an option (other than by reason of exercise) or which are no longer subject to purchase pursuant to an option granted under an Option Plan may be reoptioned thereunder. The 1990 and 1994 Option Plans are administered by a committee of outside directors (the "Committee"). The Committee sets specific terms and conditions of options granted under the 1990 and 1994 Option Plans and administers the 1990 and 1994 Option Plans, as well as the Company's other employee benefit plans which may be in effect from time to time. The Committee currently consists of William J. Nimmo, Cecil Schenker and Richard Sherman.

     The  Company's  employees  are   eligible  to  receive   either
incentive stock options or nonqualified stock options or a combination of both, as the Committee determines. Non-employee participants may be granted only nonqualified stock options. Stock options may be granted for a term not to exceed ten years (five years with respect to a holder of 10% or more of the Company's shares in the case of an incentive stock option) and are not transferable other than by will or the laws of descent and distribution. Each option may be exercised within the term of the option pursuant to which it is granted (so long as the optionee, if an employee, continues to be employed by the Company). In addition, unless a shorter period is specified in a particular option agreement, an incentive option may be exercised within 90 days after the termination of employment of the optionee (subject to any limitations in the particular option), within one year after termination in case of termination because of disability, or throughout the term of the option in the event of the optionee's death, to the extent in each case the option was exercisable at the termination date. A nonqualified stock option may be exercised for such period, but not later than the expiration date, after termination of employment, disability or death, as may be specified in the particular option.

     The exercise price of all incentive stock options must be at least equal to the fair market value of the Common Stock on the date of grant, or 110% of fair market value with respect to any incentive stock option issued to a holder of 10% or more of the Company's shares. Stock options may be exercised by payment in cash of the exercise price with respect to each share to be purchased, by delivering Common Stock of the Company already owned by such optionee with a market value equal to the exercise price, or by a method in which a concurrent sale of the acquired stock is arranged, with the exercise price payable in cash from such sale proceeds.

     The 1994 Option Plan provides that each outside director will automatically receive a grant of 3,000 nonqualified stock options each year on the fifth business day following the first public release of the Company's audited earnings report on results of operations for the preceding fiscal year. Each such option will become exercisable in whole or in part on the first anniversary of the award through the balance of its ten-year term. Subject to availability of shares allocated to the 1994 Option Plan and not already reserved for other outstanding stock options, outside directors who join the Board in the future will in addition receive an initial grant of options for 35,000 shares, which will become exercisable in five equal increments beginning on the first anniversary of the award and on each of the next four succeeding anniversary dates. Such options will be exercisable for a term of ten years. Such options will be awarded upon their appointment or election to the Board. Options, once granted and to the extent exercisable, will remain exercisable throughout their term, regardless of whether the holder continues as a director. The exercise price per share is equal to 100% of the fair market value of a share of Common Stock at the time of grant.

     The 1990 Option Plan will terminate on October 14, 2000. The 1994 Option Plan will terminate on October 17, 2004. The Board of Directors may, however, terminate the 1990 and 1994 Option Plans at any time prior to such respective dates. Termination of the 1990 and 1994 Option Plans will not alter or impair, without the consent of the optionee, any of the rights or obligations pursuant to any option granted under the Option Plans.

     As of July 1, 1996, options for 652,533 shares of common stock had been granted under the 1990 Option Plan and were outstanding, with a weighted average exercise price of $6.38 per share, and no additional shares were available for issuance upon exercise of options which may be granted in the future. As of July 1, 1996, options for 847,467 shares had been exercised.

     As of July 1, 1996, options for 445,467 shares of common stock had been granted under the 1994 Option Plan and were outstanding, with a weighted average exercise price of $5.61 per share, and 54,533 additional shares were available for issuance upon exercise of options which may be granted in the future. As of July 1, 1995, no options had been exercised.


     Stock Option  Grant  Table.   The  following table  sets  forth
certain information concerning options granted to the named executive officers during the Company's fiscal year ended December 31, 1995:

                     Option Grants in Last Fiscal Year


                                                              Potential
                         Percent of                           Realizable
                           Total                               Value at
                          Options                              Assumed
                          Granted                           Annual Rates of
                            to       Exercise                 Stock Price
                         Employees      or                   Appreciation
               Options      in         Base                for Option Term
               Granted    Fiscal      Price  Expiration           (2)
Name            #(1)       Year       ($/Sh)    Date       5% ($)   10% ($)
- ----------------------------------------------------------------------------
Stephen V.   200,000(3)    27.8%      $5.125   6/05/2005 $645,750 $1,629,750
Clark
- ----------------------------------------------------------------------------
James A.     200,000(3)    27.8%      $5.125  10/05/2005 $645,750 $1,629,750
Eliasberg
- ----------------------------------------------------------------------------
David G.      75,000       10.4%      $5.875   9/06/2005 $277,593   $700,593
Lloyd
- ----------------------------------------------------------------------------
Richard           -          -          -         -        -         -
Cervera
- ----------------------------------------------------------------------------

(1) All such stock options were granted for the numbers of shares indicated at an exercise price equal to the fair market value of the Common Stock on the date of grant as determined by the Company's Board of Directors. All such stock options noted above were granted 10 years prior to the noted expiration date. The options become exercisable beginning one year after the date of grant in five equal annual installments. The Company's current Option Plans do not make provision for the award of stock appreciation rights ("SARs") and the Company has no SARs currently outstanding.

(2) As required by rules of the Securities and Exchange Commission ("SEC"), potential values stated are based on the assumption that the Company's Common Stock will appreciate in value from the date of grant to the end of the option term (ten years from the date of grant) at annualized rates of 5% and 10% (total appreciation of approximately 63% and 159%), respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the Common Stock.

(3) Upon occurrence of a change of control of Taco Cabana, as defined in the related Stock Option Agreements, all outstanding options, to the extent not exercisable, will immediately become exercisable.


Stock Option Exercises and Holdings Table. The following table provides information concerning the exercise of options and value of unexercised options held by the named executive officers at December 31, 1995:



            Aggregated Option Exercises in Last Fiscal Year
                    and Fiscal Year-End Option Values

                                                          Value of
               Shares                 Number of          Unexercised
              Acquired               Unexercised        In-the-Money
                 on      Value         Options            Options
              Exercise  Realized    at Fiscal Year     at Fiscal Year
Name             (#)      ($)          End (#)            End ($)(1)
- --------------------------------------------------------------------------
                                 Exercis-  Unexercis-  Exercis-  Unexercis-
                                   able       able       able       able
- --------------------------------------------------------------------------
Stephen V.          -        -       -       200,000     -        -
Clark
- --------------------------------------------------------------------------
James A.            -        -     37,000    212,000    $22,320  $22,320
Eliasberg
- --------------------------------------------------------------------------
David G. Lloyd      -        -     5,000      95,000     -        -
- --------------------------------------------------------------------------
Richard         81,000  $170,910     -          -        -        -
Cervera (2)
- --------------------------------------------------------------------------

(1) Values stated are based on the last sale price of $5.00 per share of the Company's Common Stock on the NASDAQ National Market System on December 29, 1995, the last trading day of the fiscal year, and equal the aggregate amount by which the market value of the option shares exceeds the exercise price of such options at the end of the fiscal year.

(2) Mr. Cervera served as the Company's President until April 1995 and as its Chief Executive Officer until June 1995.



Compensation Committee Interlocks and Insider Participation

     During 1995, William J. Nimmo, Richard Sherman and Cecil Schenker served on the Company's compensation and stock option committee.

     Since 1987, the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P., has regularly rendered legal services as counsel to the Company. Cecil Schenker, a director of the Company and a member of the Company's compensation and stock option committee, is the sole shareholder of Cecil Schenker, P.C., a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

     The Company believes that the abilities of Mr. Schenker to make fair compensation decisions have not and will not be compromised by he relationship referred to above.



                     STOCK PERFORMANCE GRAPH

         Comparison of Five Year-Cumulative Total Returns
                      Performance Graph for
                        Taco Cabana, Inc.

                      (GRAPH APPEARS HERE)

                                                                       NASDAQ Stocks
Measurement Period                         NASDAQ Stock Market  (SIC 5800-5899 US Companies)
(Fiscal Year Covered)   Taco Cabana, Inc.     (US Companies)      Eating and drinking places
- --------------------    -----------------  -------------------  ----------------------------
Measurement Pt-
12/31/90                       --                  62.2                     50.3
FYE 12/31/91                   --                  99.9                     83.8
FYE 12/31/92                 122.3                116.3                    117.1
FYE 12/31/93                 163.8                133.4                    118.7
FYE 12/30/94                  83.1                130.5                     85.7
FYE 12/29/95                  46.2                184.5                    104.4

Notes:
A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D.  The index level for all series was set to $100.00 on 10/16/92.

* The Company's  Common Stock  commenced trading  on October  16,
  1992.



           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Richard Cervera has conditional franchise development rights for up to three Taco Cabana restaurants to be located in Southern California. Mr. Cervera may exercise such development rights at his discretion. Mr. Cervera would not be required to pay the standard $50,000 franchise fee for the first such restaurant, but would otherwise pay the standard franchise fees, royalties, advertising payments and other charges.

     See   "Compensation    Committee   Interlocks    and    Insider
Participation" for certain additional relationships and related party transactions.

     The Company believes that the transaction referred to above is no less favorable than transactions which could have been obtained from unrelated third parties. Any future transactions between the Company and related parties will be approved by outside directors and will be on terms no less favorable than those which could have been obtained from unrelated third parties.



                     INDEPENDENT ACCOUNTANTS

     The financial statements and schedules of the Company as of December 31, 1995 and for the year then ended were audited by Deloitte & Touche LLP. It is anticipated that if the nominees are elected as directors, the new Board of Directors will reappoint such firm as independent certified public accountants for the current fiscal year. A representative of Deloitte & Touche LLP will be present at the Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.


                          ANNUAL REPORT

     The Company's Annual Report for the year ended December 31, 1995, which includes the Company's financial statements, accompanies this proxy statement, but is not incorporated as part of the proxy statement and is not to be regarded as part of the proxy solicitation material.


                          OTHER MATTERS

     The Company's management knows of no other matters that may properly be, or which are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote in accordance with their best judgment on such matters.


                      STOCKHOLDER PROPOSALS

     The Company intends to conduct the next annual meeting of stockholders in approximately June 1997. Proposals by stockholders intended to be presented at the annual meeting to be held in 1997 must be received by the Company by March 1, 1997 to be included in the Company's proxy statement and form of proxy relating to that meeting. Such proposals should be addressed to the Secretary of the Company at the address indicated in this notice.


              COST AND METHOD OF PROXY SOLICITATION

     The accompanying Proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of Proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding of solicitation materials to the beneficial owners of stock held by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

                              By Order of the Board of Directors


                              /s/ DAVID G. LLOYD
                              ------------------------
                              David G. Lloyd
                              Secretary